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                                      -7-

                                                                      Exhibit 11


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                           DOLLARS IN THOUSANDS
                                                                                             FISCAL YEARS ENDED
                                                                   -----------------------------------------------------------------
                                                                        12/30/01     12/31/00     12/26/99     12/27/98     12/28/97
                                                                   -----------------------------------------------------------------
Earnings Available for Fixed Charges:
      Income from continuing operations before income taxes           $1,370,597   $1,608,840   $1,527,187   $1,611,725   $1,154,953
      Add interest on indebtedness, excluding capitalized interest       221,854      219,228       94,619       79,412       98,242
      Add portion of rents representative of interest factor              22,770       20,460       15,840       14,520       13,860
                                                                   -----------------------------------------------------------------
      Adjusted Earnings                                               $1,615,221   $1,848,528   $1,637,646   $1,705,657   $1,267,055
                                                                   =================================================================


Fixed Charges:
      Interest on indebtedness, excluding capitalized interest          $221,854     $219,228      $94,619      $79,412      $98,242
      Capitalized interest                                                 8,550       11,167        5,707        1,610        1,624
                                                                   -----------------------------------------------------------------
      Total interest                                                     230,404      230,395      100,326       81,022       99,866
      Portion of rents representative of interest factor                  22,770       20,460       15,840       14,520       13,860
                                                                   -----------------------------------------------------------------
      Fixed Charges                                                     $253,174     $250,855     $116,166      $95,542     $113,726
                                                                   =================================================================

                                                                   -----------------------------------------------------------------
Ratio of Earnings to Fixed Charges                                           6.4          7.4         14.1         17.9         11.1
                                                                   =================================================================